CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Segall Bryant & Hamill Trust and to the use of our report dated August 29, 2019 on the financial statements and financial highlights of the Segall Bryant & Hamill Small Cap Value Fund, formerly a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement of Segall Bryant & Hamill Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 21, 2020